UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2015

SENIOR HOUSING PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “we”, “us” and “our” refer to Senior Housing Properties Trust.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2015, Frederick N. Zeytoonjian, an Independent Trustee of our board of trustees, or the Board, resigned from the Board.  Mr. Zeytoonjian advised the Board that the reasons for his resignation were not the result of any disagreement with us.

The Board accepted Mr. Zeytoonjian’s resignation at a meeting held that day, and, pursuant to a recommendation of our Nominating and Governance Committee, elected Lisa Harris Jones as an Independent Trustee of the Board to fill the vacancy created by Mr. Zeytoonjian’s resignation, effective as of September 26, 2015.  Ms. Jones was elected to fill the remainder of Mr. Zeytoonjian’s current term, which will expire at our 2017 annual meeting of shareholders.  Ms. Jones was also appointed as a member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee, in each case filling vacancies created by Mr. Zeytoonjian’s resignation.  In addition, Ms. Jones was appointed Chair of our Nominating and Governance Committee, and Jeffrey P. Somers, an Independent Trustee of the Board, was appointed Chair of our Compensation Committee.

Ms. Jones, age 47, is the founding member of Harris Jones & Malone, LLC, a law firm based in Maryland.  Since founding Harris Jones & Malone, LLC in 2000, Ms. Jones has represented a wide range of clients, focusing her practice in government relations and procurement at both the state and local levels.  Prior to founding Harris Jones & Malone, LLC, Ms. Jones was associated with other Maryland law firms from 1993 to 1999, and she has represented the City of Baltimore and many of its agencies and related quasi-public entities in various real estate development and financing transactions.  In addition to her professional accomplishments, Ms. Jones has held leadership positions in many community service and civic organizations for which she has received recognitions and awards, including being the recipient of the YWCA Greater Baltimore Special Leadership Award in 2012.  Ms. Jones currently serves on the Board of Directors of TravelCenters of America LLC.

The Board concluded that Ms. Jones is qualified to serve as one of our Independent Trustees based upon, among other things, her professional skills and experience in legal and business finance matters, her experience in public policy matters, her experience in real estate matters, her demonstrated leadership capability as an entrepreneur and founding member of a law firm and her qualifying as an Independent Trustee in accordance with the requirements of the New York Stock Exchange, the Securities and Exchange Commission and our bylaws.

For her service as a Trustee, Ms. Jones will be entitled to the compensation we generally provide to our Independent Trustees and the Chair of our Compensation Committee, with the annual cash fees pro rated.  A summary of our currently effective trustee compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 19, 2015 and is incorporated herein by reference.  Consistent with those compensation arrangements, on September 26, 2015, we granted Ms. Jones 2,500 of our common shares of beneficial interest.

In connection with her appointment, we entered into an indemnification agreement with Ms. Jones, effective as of September 26, 2015, on substantially the same terms as the agreements previously entered into between us and each of our other Trustees.  We have previously filed a form of indemnification agreement entered into by our Trustees with us as Exhibit 10.3 to our Current Report on Form 8-K dated May 17, 2012, which form is incorporated herein by reference.

Item 8.01.                Other Events.

On September 26, 2015, our Board amended our Governance Guidelines to provide for the role and responsibilities of a lead Independent Trustee, and our Independent Trustees selected Mr. Somers to serve in such role.  The lead Independent Trustee will receive an additional annual cash retainer fee of $10,000 pro rated for serving in this role.  A copy of our amended and restated Governance Guidelines is available on our website, www.snhreit.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ Richard A. Doyle
Name:	Richard A. Doyle
Title:	Treasurer and Chief Financial Officer

Date:  October 1, 2015